Name of Registrant:
Franklin Alternative Strategies Funds

File No. 811-22641

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class A, Class C, Class R, and Class R6 shares on January 10 2014. On
January 10, 2014, the original class became "Advisor Class:"

-	Pelagos Commodities Strategy Fund